CIO Profiles: Murshid Khan Of Stewart Information Services
This CIO foresees customers gaining the ability to close a real estate transaction anywhere, on any device.
By http://www.informationweek.com/authors/InformationWeek
April 23, 2011 00:00 AM
Career Track
How long at current company: Four years at Stewart, which provides title insurance and related services to the real estate and mortgage industries.
Career accomplishment I’m most proud of: Driving an aggressive two-year IT transformation to align with business. Because of the economic downturn, there were opportunities to be more strategic, to increase IT efficiency and effectiveness, and to reduce costs. This transformation had its challenges, such as fear among associates about job loss and centralized IT’s ability to meet customer needs. The first few months were rough, with a lot of confusion. But with the proper communication, support from the company’s leadership, and the IT team’s commitment to this initiative, we were able to overcome those challenges. All these measures have helped cut IT costs by 30%. These cost savings helped fund additional strategic projects for the company.
Most important career influencer: A former boss, Kamalesh Dwivedi, who was my coach and mentor when my management career was taking off. He helped me understand what it takes to move from being a technologist to a management role.
On The Job

IT budget: $40 million
Size of IT team: 240
Top initiatives:
•	Developing new multiplatform underwriter system to replace the current system, which is almost 15 years old and has limitations to support business needs.

•	Implementation of an enterprise VoIP system to consolidate more than 150 aging PBX systems in our field offices.

•	The relocation of our primary data center.
How I measure IT effectiveness: Stewart does this in a number of ways. Decisions made on core business strategic initiatives are justified based on ROI. Success is measured by on-time and on-budget delivery. We do an online customer survey on a weekly basis. The average customer satisfaction rating is 92% with the goal to move to 98%. IT metrics for systems and networks as well as monthly customer satisfaction survey ratings are given to the company leadership team on a monthly basis.

Vision

The next big thing for my industry will be ... giving customers the ability to close a real estate transaction anywhere, on any device.
Best way to cope with the economic downturn: Prioritize your IT investments. Work closely with IT leadership and the company’s senior management team to prioritize the projects, and discuss cost-reduction options and their impact on the business. Clearly articulate the business risks, and make tough decisions when needed. Economic downturns always provide opportunity to think outside the box.
The federal government’s top tech priority should be ... to work with foreign governments to crack down on information hackers fast.
Personal

Colleges/degrees: Florida Institute of Technology, BS in electrical engineering
Leisure activities: Spending time with family and taking short trips
Favorite athlete: Imran Khan, the world-renowned cricket player
Favorite president: Ronald Reagan—he was a relationship builder and bridge builder
If I weren’t a CIO, I’d be ... running a nongovernmental organization in a developing country